Exhibit 99.1
FOR IMMEDIATE RELEASE
UNION STREET ACQUISITION CORP.
ANNOUNCES STOCKHOLDER APPROVAL OF PROPOSED DISSOLUTION
AND LIQUIDATION AND EXPECTED DATE FOR DISTRIBUTION
Alexandria, VA, November 19, 2008 — Union Street Acquis ition Corp. (the “Company”) (NYSE Alternext US: USQ, USQ.U, USQ.WT) today announced that its stockholders have approved the Company’s previously-announced proposed dissolution and liquidation. The Company also announced that on November 20, 2008 the trustee of its trust account intends to make a distribution of the trust account as part of the Company’s plan of dissolution and liquidation in the amount of $8.09 per share of common stock to the holders of shares of common stock purchased in the Company’s initial public offering. In connection with this distribution, the Company previously announced a record date of November 19, 2008 for the purposes of determining the stockholders of record entitled to receive this distribution.
Pursuant to the Company’s plan of dissolution and liquidation, the distribution of $8.09 per share of common stock is a payment which returns to holders of the Company’s common stock originally issued in its initial public offering (as of the record date of November 19, 2008), the amount held in trust, together with interest (net of applicable taxes). The share transfer books of the Company were closed as of November 19, 2008. No payments will be made with respect to any of the Company’s outstanding warrants or to the shares owned by the Company’s initial stockholders prior to the initial public offering.
The Company has filed a certificate of dissolution with the Secretary of State of the State of Delaware for the purpose of effecting its dissolution and will be filing a Certificate of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities and Exchange Act of 1934, as amended. As a result, the Company will no longer be a public reporting company and its securities will cease trading on the NYSE Alternext US.
About Union Street Acquisition Corp.
Union Street Acquisition Corp. (www.unionstreetcorp.com) is a blank check company organized to acquire one or more operating businesses in the business services industry, specifically in the marketing services, business information services, human capital management, facilities and logistics services, and professional services sectors.
Company Contact:
A. Clayton Perfall
Chief Executive Officer
Union Street Acquisition Corp.
703.682.0731
Investor Relations Contact:
Devlin Lander
Integrated Corporate Relations
415.292.6855